EXHIBIT 4.4

SCHMITT INDUSTRIES, INC.

UP TO [●] SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS

TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON [●], 2017, SUBJECT TO EXTENSION AND EARLIER TERMINATION.

To Our Clients:

We are sending this letter to you because we hold shares of SCHMITT INDUSTRIES, INC. (the “Company”) common stock, no par value (the “Common Stock”) for you. The Company has commenced a rights offering of up to an aggregate of [●] shares of Common Stock of the Company (the “Shares”) at a subscription price of $[●] per Share (the “Subscription Price”) pursuant to the exercise of non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Common Stock as of [●], 2017 (the “Record Holders”). The Rights are described in the Company’s prospectus, dated [●], 2017, and evidenced by a rights certificate (the “Rights Certificate”) registered in your name or in the name of your nominee.

The Company has distributed a Subscription Right for each share of Common Stock that such Record Holder owned on [●], 2017. Each Right entitles the Record Holder to purchase one-third of a Share at the Subscription Price (the “Basic Subscription Privilege”). Record Holders who exercise their Basic Subscription Privilege in full may also subscribe for additional Shares that remain unsubscribed at the Expiration Date at the same Subscription Price, subject to certain limitations (the “Over-subscription Privilege”). There is no minimum number of Shares any Record Holder must purchase. Any excess subscription payment received by Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be returned promptly.

Each Rights holder will be required to submit payment in full for all the shares they wish to buy with their Basic Subscription Privilege and their Oversubscription Privilege. If you wish to exercise your Oversubscription Privilege, you should indicate the number of additional Shares you would like to subscribe for in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional Shares that you have requested (in addition to the payment due for Shares purchased through your Basic Subscription Privilege). If an insufficient number of Shares is available to fully satisfy all Oversubscription Privilege requests, the available Shares will be allocated proportionately among rights holders who exercise their Over-subscription Privileges based on the number of Shares each such holder subscribed for under the Basic Subscription Privilege. To the extent you properly exercise your Over-subscription Privilege for an amount of Shares that exceeds the number of unsubscribed Shares available to you, any excess subscription payment received by the Subscription Agent will be promptly returned to you, without interest or deduction. We are (or our nominee is) the Record Holder of the Common Stock held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Common Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

We have enclosed your copy of the following documents:

1. Letter to Subscription Rights holders from the Company;

2. Prospectus; and

3. Beneficial Owner Election Form.

The Subscription Rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [●], 2017, subject to extension and earlier termination (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the rights offering is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock carried by us in your account but not registered in your name. Exercises of Subscription Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering prior to the Expiration Date.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, you may contact Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent, by telephone (800-733-1121) or by email (Shareholder@Broadridge.com).